Exhibit 23.1

To The Stockholder
Marquest Financial, Inc.
Bloomington, Minnesota

We consent to the inclusion of our report dated February 11, 2002, with respect to the financial statements of Marquest Financial, Inc. as of and for the years ended December 31, 2001 and 2000, in VirtualFund.com, Inc.’s January 10, 2003 United States Securities and Exchange Commission Form 8-K.  This consent should not be regarded as in any way updating the aforementioned report or representing that we performed any procedures subsequent to the date of such report.

COPELAND BUHL & COMPANY P.L.L.P.

March 26, 2003